Exhibit 99.1(b)4

CONSOLIDATED STATEMENTS OF CASH FLOWS
NDCHealth Corporation and Subsidiaries

(In thousands)

	Six Months Ended
	November 29, 2002	November 30, 2001

Cash flows from operating activities:
Net income	$23,842	$19,752
Adjustments to reconcile net income to cash provided by operating activities:
Equity in losses of affiliated companies	625	1,406
Non-cash early extinguishment of debt charges	805	—
Depreciation and amortization	15,110	12,478
Deferred income taxes	5,342	(186)
Provision for bad debts	1,544	984
Other, net	2,300	362
Changes in assets and liabilities which provided (used) cash, net of the effects of acquisitions:
Accounts receivable, net	(4,029)	4,429
Prepaid expenses and other assets	370	(3,473)
Accounts payable and accrued liabilities	(3,413)	(5,921)
Deferred income	(3,922)	2,313
Income taxes	2,059	614

Net cash provided by operating activities	40,633	32,758

Cash flows from investing activities:
Capital expenditures	(20,804)	(14,570)
Other investing activities	(7,026)	—
Investments and other non-current assets	(3,218)	(7,172)

Net cash used in investing activities	(31,048)	(21,742)

Cash flows from financing activities:
Net repayments under lines of credit	(91,000)	—
Net principal payments under capital lease arrangements and other long-term debt	(1,625)	(1,922)
Net cash from refinancing activities	165,945	—
Net issuances related to stock activities	1,227	4,814
Dividends paid	(2,778)	(2,723)

Net cash provided by financing activities	71,769	169

Cash flows from discontinued operations:
Cash provided by tax benefits of discontinuedoperations	6,106	10,984
Cash used in discontinued operations	(3,519)	(4,338)

Net cash provided by discontinued operations	2,587	6,646

Increase in cash and cash equivalents	83,941	17,831
Cash and cash equivalents, beginning of period	13,447	12,420

Cash and cash equivalents, end of period	$97,388	$30,251